EMPLOYMENT AGREEMENT

AGREEMENT effective January 1, 2017 between Glacier Bancorp, Inc., (“Company”), Glacier Bank (“Bank”) and Don J. Chery (“Executive”).

RECITALS

A.	Executive has served as Executive Vice President and Chief Administrative Officer of the Company and of its wholly owned Subsidiary Glacier Bank.

B.	The Company and the Bank desire Executive to continue his employment at the Company and the Bank under the terms and conditions of this Agreement.

C.	Executive desires to continue his employment at the Company and the Bank under the terms and conditions of this Agreement.

AGREEMENT

1.
Employment. The Company and the Bank agree to employ Executive and Executive accepts employment by the Company and the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be Executive Vice President and Chief Administrative Officer of the Company and the Bank. During the term of this Agreement, Executive will serve as a director of the Bank.

2.	Term. The term of this Agreement is one year, beginning on January 1, 2017 and terminating on December 31, 2017 (“Term”).

3.
Duties. The Company and the Bank will employ Executive as their Executive Vice President and Chief Administrative Officer. Executive will faithfully and diligently perform Executive’s assigned duties, which include but are not limited to the following:

(a)
Chief Administrative Officer. The Executive shall have such duties and responsibilities as assigned by the Company's President and Chief Executive Officer, which shall be customary for Chief Administrative Officers of comparable publicly reporting companies.

(b)
Report to CEO. Executive will report directly to the Company’s President and Chief Executive Officer. The Company’s board of directors and the Chief Executive Officer of the Company may, from time to time, modify Executive’s title or add, delete, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the Company. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.

4.
Extent of Services. Executive will devote all of Executive’s working time, attention and skill to the duties and responsibilities set forth in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Company’s prior written consent, make or maintain any investment in a business with which the Company or its subsidiaries has an existing competitive or commercial relationship.

5.	Salary. During the Term of this Agreement, Executive will receive an annual salary of $324,167.62, to be paid in accordance with the Company’s regular payroll schedule.

6.
Short Term Incentive Plan. Executive shall be eligible to participate in the Glacier Bancorp, Inc. 2015 Short Term Incentive Plan (“STIP”). Executive shall be eligible for cash incentives pursuant to the STIP based on the Company meeting certain financial goals (i.e. Threshold, Target and Max) set by the Company’s board of directors at the following levels:

Cash Incentive Opportunity as a Percentage of Salary

Threshold	Target	Max
0%	40%	60%

All STIP cash incentives shall be awarded and paid in accordance with and subject to the Company’s STIP plan documents, as adopted and amended from time to time by the Company’s board of directors. Executive acknowledges having been provided a copy of the Company’s STIP plan documents prior to entering into this Agreement.

7.
Long Term Incentive Plan. Executive shall be eligible to participate in the Glacier Bancorp, Inc. 2015 Stock Incentive Plan (“LTIP”). Executive shall be eligible for equity awards pursuant to the LTIP based on the Company meeting certain financial goals (i.e. Threshold, Target and Max) set by the Company’s board of directors at the following levels:

Equity Opportunity as a Percentage of Salary

Threshold	Target	Max
0%	30%	45%

All LTIP equity awards shall be made in accordance with and shall be subject to all terms and conditions of the Company’s LTIP plan documents, as adopted and amended from time to time by the Company’s board of directors. Executive acknowledges having been provided a copy of the Company’s LTIP plan documents prior to entering into this Agreement.

8.
Income Deferral. Executive will be eligible to participate in any program available to the Company’s senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

9.	Vacation and Benefits.

(a)
Vacation and Holidays. Executive will accrue up to 160 hours of paid vacation each year, which accrual shall occur ratably over the Company’s payroll periods, in addition to all holidays observed by the Bank. Accrual of vacation time shall be in accordance with the Company’s Employee Manual. Executive may carry over, in the aggregate, up to 160 hours of unused vacation to a subsequent year; provided, however, Executive may not accumulate in excess of 160 hours of paid vacation at any given time (the "Cap"). Should Executive’s accumulation of paid vacation reach the Cap of 160 hours, Executive will no longer accrue additional paid vacation until Executive uses some of Executive's accumulated vacation time and Executive’s accumulated paid vacation balance drops below the Cap. Each calendar year, Executive shall take at least five (5) consecutive days of vacation.

(b)
Benefits. Executive will be entitled to participate in any group life insurance, disability, medical, dental, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Company may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Company’s board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). The Company through this Agreement does not obligate itself to make any particular benefits available to its employees. The Company’s change, modification, or termination of any of its benefits during the Term of this Agreement shall not be a breach of this Agreement.

(c)
Business Expenses. Subject to any applicable Company policies or the rules and regulations of the Internal Revenue Service, the Company will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Company (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank’s and the Company’s business. Executive will present from time to time itemized accounts of these expenses. Reimbursement will be made as soon as practicable but no later than the last day of the calendar year following the calendar year in which the expenses were incurred. The amount of expenses eligible for reimbursement in one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

(d)	Directors and Officers Insurance; Indemnification. Executive will be covered by the Company’s and/or Bank’s directors and officers liability insurance policy in effect from time to time, subject to the terms, conditions and exclusions under the policy. To the extent permitted by the Company’s Bylaws and the Montana Business Corporation Act, the Company will indemnify Executive in the event Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director, officer or employee of the Bank or the Company.

10.	Termination of Employment.

(a)
Termination by the Company for Cause. If the Company and the Bank terminate Executive’s employment for Cause (defined below) before this Agreement terminates, the Company will pay Executive, within 15 days following Executive’s termination of employment, or on the next regularly scheduled pay date, whichever is earlier, the salary earned and expenses reimbursable under this Agreement incurred through the date of termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 10(a).

(b)
Termination by the Company without Cause or by Executive for Good Reason. If the Company and the Bank terminate Executive’s employment without Cause before this Agreement terminates, or Executive terminates Executive’s employment for Good Reason (defined below) before this Agreement terminates, the Company will pay Executive a payment equal to the base salary, as defined in paragraph 5, above, to which Executive would have been entitled for the remainder of the Term of the Agreement if Executive’s employment had not terminated. Payment by the Company to Executive pursuant to this Section 10(b) is conditioned upon Executive executing and not revoking a release of any and all claims which Executive could assert against the Company and the Bank relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company. All payments made pursuant to this Section 10(b) shall be completed no later than March 15 of the calendar year following the calendar year in which Executive’s employment terminates.

(c)
Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform Executive’s duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Executive could continue to perform Executive’s essential functions under this Agreement and making these accommodations would not pose an undue hardship on the Company or result in a direct threat to the health or safety of Executive or others (“Disability”). If termination occurs under this Section 10(c), the Company shall pay Executive or Executive’s estate, within 15 days following Executive’s termination of employment, all salary earned and expenses reimbursable through the date Executive’s employment terminated. Neither Executive nor Executive’s estate will have any right to receive compensation or other benefits for any period after termination under this Section 10(c).

(d)	Termination Related to a Change in Control. The following provisions shall survive the expiration of the Term of this Agreement and the termination of Executive’s employment.

(1)
Termination by Company. If the Company, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction (for reasons other than Executive’s death, disability, or for Cause) terminates Executive’s employment without Cause, as defined in Section 10(g): (A) within two (2) years following a Change in Control (as defined below); or (B) before a Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, then Company will provide Executive with the payment described in Section 10(d)(3) below, provided that Executive executes and does not revoke a release of any and all claims which Executive could assert against the Company or the Bank relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company.

(2)
Termination by Executive. If Executive terminates Executive’s employment with Good Reason, as defined in Section 10(h), within two (2) years following a Change in Control, the Company will provide Executive with the payment described in Section 10(d)(3) below, provided that Executive executes and does not revoke a release of any and all claims which Executive could assert against the Company or the Bank relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company.

(3)
Payments. If Section 10(d)(1)(A) or Section 10(d)(2) is triggered in accordance with its terms, the Company will: (i) subject to Sections 10(e) and 10(j) below, beginning within 30 days after Executive’s separation from service as defined by Treasury Regulation § 1.409A-1(h) (“Separation from Service”), pay Executive in 24 substantially equal monthly installments in an overall amount equal to two times the Executive’s annual salary (determined as of the day before the date Executive’s employment was terminated) and (ii) Subject to Sections 10(e) and 10(j) below, if Section 10(d)(1)(B) is triggered in accordance with its terms, beginning within 30 days after a Change in Control, the Company will pay Executive in 24 substantially equal monthly installments in an overall amount equal to two times the Executive’s annual salary (determined on the day before the date Executive’s employment was terminated).

(e)	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

(1)
the total of the payments described in Section 10(d)(3) will be less than the amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

(2)
the payment described in Section 10(d)(3) will be reduced by any compensation (in the form of cash or other benefits) received by Executive from the Company or its successor after the Change in Control and/or after Executive’s termination of employment; and

(3)
Executive’s right to receive the payments described in Section 10(d)(3) terminates (i) immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason, or the Company terminates Executive’s employment for Cause, or (ii) two years after a Change of Control occurs.

(4)
Notwithstanding anything to the contrary in this or any other agreement or plan, including Section 10(e)(1) of this Agreement, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code, and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) only if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

The determination of whether the Total Payments shall be reduced as provided in this Section and the amount of such reduction shall be made at the Company’s expense by the Company’s independent auditors (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the last day of Executive’s employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section, or to have such Determination reviewed by another accounting firm selected by the Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Executive.

(f)
Return of Company and Bank Property. If and when Executive ceases, for any reason, to be employed by the Company and the Bank, Executive must return to the Company all keys, pass cards, identification cards, cell phones, blackberries or other smart phones, tablets, electronic storage devices, company credit cards and any other property of the Company and the Bank. At the same time, Executive also must return to the Company and the Bank all originals and copies (whether in memoranda, designs, devices, electronic storage devices, tapes, manuals, and specifications) which constitute proprietary or confidential information or material of the Company, the Bank or their subsidiaries or divisions. The obligations in this paragraph include, without limitation, the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car, in place of residence, or in any other location under Executive’s control.

(g)	Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with Executive’s duties, conviction of a felony or conviction of a crime of fraud, theft, conversion or dishonesty; or

(3)	Conduct demonstrably and significantly harmful to the Company or the Bank, as reasonably determined on the advice of legal counsel of the Company’s board of directors;

(h)	Good Reason. Executive terminates employment for “Good Reason” if all four of the following criteria are satisfied:

(1)	Any one or more of the following conditions (each a “Condition”) arises without Executive’s consent:

(A)	The material reduction of Executive’s salary, unless the reduction is generally applicable to substantially all Company employees (or employees of a successor or controlling entity of the Company);

(B)	The material diminution in Executive’s authority or duties as they exist on the date of this Agreement;

(C)	The material breach of this Agreement by the Company; or

(D)	A material relocation or transfer of Executive’s principal place of employment to a location outside Flathead County, Montana; and

(2)	Executive gives notice to the Company of the Condition within 90 days of the initial existence of the Condition;

(3)	The Company fails to reasonably remedy the Condition within 30 days following receipt of the notice described in paragraph (2) above; and

(4)	Executive terminates employment within 180 days following the initial existence of the Condition.

(i)
Change in Control. “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(j)
Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of the termination of Executive’s employment constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service (as defined in Section 10(d)(3)). If, at the time of Executive’s Separation from Service under this Agreement, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A that becomes payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

11.
Confidentiality. Executive will not, during the Term of this Agreement and for a period of five years after Executive’s employment with the Bank or Company has terminated, use for Executive’s own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Company or their business operations, unless (1) the Bank or Company consents to the use or disclosure of confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement, or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code § 30-14-402), customer information, various confidential information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Company. Executive will also treat the terms of this Agreement as confidential business information.

12.
Noncompetition. During the Term and the terms of any extensions or renewals of this Agreement and for a period of two years after Executive’s employment with the Bank or Company has terminated, unless such termination is the result of the Bank’s and the Company’s election not to renew Executive’s employment, Executive will not, directly or indirectly, as a shareholder, director, officer, employee, proprietor, partner, member, agent, consultant, lessor, creditor or otherwise

(a)
provide management, supervisory or other similar services to any person or entity conducting a banking or lending business in counties in which the Bank or Company or a subsidiary of Company had a branch or office during the term of this Agreement;

(b)
persuade or entice, or attempt to persuade or entice any employee of the Bank, the Company or a subsidiary of the Company to terminate his/her employment with the Bank, the Company or a subsidiary of the Company;

(c)
persuade or entice or attempt to persuade or entice any person or entity with whom Executive had pre-termination communications to change, terminate, cancel, rescind or revoke its banking or contractual relationships with the Bank, Company or a subsidiary of Company.

13.	Enforcement.

(a)
The Company, Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Company and Bank, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Company's and Bank’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive, the Company and Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with the Company or Bank to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

(b)
Executive acknowledges the Bank and the Company will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Company or the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and neither the Company nor the Bank will be required to post a bond as a condition for the granting of this relief.

14.
Effect of Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Company and the Bank are entitled to require Executive to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if Executive’s employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Company’s or Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

15.
Jury Waiver. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR REPECTIVE RIGHTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

16.	Miscellaneous Provisions.

(a)
Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

(b)
Binding Effect. This Agreement will bind and inure to the benefit of the Company and its subsidiaries and their successors and assigns. Subject to the limitation on assignment set forth in Section 16(e), this Agreement will bind and inure to the benefit of Executive and Executive’s heirs, legal representatives, successors and assigns.

(c)
Litigation Expenses.     In the event of any dispute or legal or equitable action arising from this Agreement, the prevailing party shall be entitled to all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs.

(d)
Waiver. The failure of any party to insist upon strict performance of any of the terms and provisions of this Agreement shall not be construed as a waiver or relinquishment of any such terms or conditions or of any other term or condition and the same shall be and remain in full force and effect. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

(e)
Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of Executive’s rights or duties under this Agreement. Any such assignment or attempted assignment shall be void.

(f)	Amendment. This Agreement may be modified only through a written instrument signed by all parties to this Agreement.

(g)	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

(h)
Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding based on, arising out of, under or in connection with this Agreement in Flathead County, Montana.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together will constitute one and the same instrument.

(j)
Attorney Representation.  Executive is aware that in any contract, including this Agreement, the interests of the parties may conflict and that there may be issues upon which only an attorney is qualified to advise.  Executive acknowledges that Executive was free to and was encouraged to retain an attorney to thoroughly discuss all aspects of this Agreement.   Executive further acknowledges that Executive had an opportunity to read and review this Agreement and that

Executive is knowingly, voluntarily and of Executive’s own free will entering into this Agreement.

Signed this 4th day of January, 2017.

Company:	GLACIER BANCORP, INC.

	By:	/s/ Dallas I. Herron
Dallas I. Herron, Chairman

Attest:

By:	/s/ LeeAnn Wardinsky
LeeAnn Wardinsky, Secretary

Bank:	GLACIER BANK

	By:	/s/ Dallas I. Herron
Dallas I. Herron, Chairman

Attest:

By:	/s/ LeeAnn Wardinsky
LeeAnn Wardinsky, Secretary

Executive:
/s/ Don J. Chery
Don J. Chery